Exhibit 10.01

STATE AUTO FINANCIAL CORPORATION

AMENDMENT NO. 2
TO THE
2009 EQUITY INCENTIVE COMPENSATION PLAN

The 2009 Equity Incentive Compensation Plan (the “Plan”) is hereby amended pursuant to the following provisions:

1.    Definitions: For the purposes of the Plan and this amendment, all capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

2.    Additional Shares: Subject to shareholder approval, the first paragraph of Section 4. of the Plan is hereby amended by adding the following language to the end thereof:

“Subject to shareholder approval and effective upon such approval, an additional 1,000,000 Shares, shall be authorized for Awards granted under the Plan. Each Share issued or transferred pursuant to an Award of Stock Options will reduce the aggregate Plan limit described in this Section by one (1) Share. Each Share issued or transferred (and in the case of Restricted Shares, released from all substantial risk of forfeiture) pursuant to an Award other than Stock Options shall reduce the aggregate Plan limit described in this Section by: (A) one (1) Share if issued or transferred pursuant to an Award granted prior to the effective date of this Amendment; and (B) three (3) Shares if issued or transferred pursuant to an Award granted on or after the effective date of this Amendment.”

3.    Replacing / Repricing Stock Options: In order to verify the Company’s intent concerning replacing or repricing Stock Options, a new paragraph is hereby added to the end of Section 5. of the Plan to read as follows:

“Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, compensation or exchange of Shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Stock Options or cancel outstanding Stock Options in exchange for cash, other Awards or Stock Options with an exercise price that is less than the exercise price of the original Stock Options without shareholder approval.”

4.    Stock Options Vesting: In order to clarify the Company’s administration of the Plan’s vesting provisions with regard to Stock Options, the third sentence of the first paragraph of Section 6.(B) of the Plan is hereby amended to read as follows:

“Each Stock Option shall become vested with respect to Shares subject to that Stock Option on such date or dates and on the basis of such other criteria, including, without limitation, the performance of the Company, as the Committee may determine, in its discretion, and as shall be specified in the applicable Stock Option Award Agreement; provided, however, that each Stock Option shall be subject to a minimum three (3)-year vesting period.”

5.    Retirement: In order to clarify the Plan’s definition of “retirement,” the first sentence of Section 6.(C)(3) of the Plan is hereby amended to read as follows:

“If a Participant who was granted a Stock Option terminates employment due to retirement, as such term is defined in the State Auto Insurance Companies Employee Retirement Plan (the “Retirement Plan”) (regardless of whether such Participant is eligible to retire from the Retirement Plan), the Stock Options shall immediately vest and must be exercised as follows: (a) ISOs must be exercised within 90 days of such termination (but no later than the Expiration Date) and (b) NQSOs must be exercised on or before the Expiration Date.”

6.    Restricted Shares Vesting: In order to clarify the Company’s administration of the Plan’s vesting provisions with regard to Restricted Shares, a new second sentence is hereby added to Section 7.(B) of the Plan to read as follows:

“Notwithstanding the foregoing, each Restricted Share shall have a minimum three (3)-year vesting period.”

7.    Dividends on Performance Shares: In order to clarify the Company’s intent regarding dividends and dividend rights related to Performance Shares, the second sentence of the first paragraph of Section 8.(D) of the Plan is hereby amended to read as follows:

“Furthermore, the Committee shall have the authority, in its sole discretion, to determine the voting rights (which may be full or limited), dividend rights (which may be full or limited), or other shareholder rights associated with the Performance Shares during the Restriction Period, which rights shall be set forth in the applicable Performance Share Award Agreement; provided, however, that dividends and/or dividend rights shall not be granted in connection with unearned Performance Shares.”

8.    Vesting Upon a Change in Control or Potential Change in Control: In order to clarify the Company’s administration of the Plan’s Change in Control and Potential Change in Control provisions, a new subsection (c) is hereby added to the end of Section 11.(B)(1) of the Plan to read as follows:

“(c)
In the event of a Change in Control or a Potential Change in Control, as defined herein, the accelerated vesting provided above shall occur only if the Participant incurs a termination of employment with the Company and any related entity within one (1) year of the Change in Control or Potential Change in Control; provided, however, that if the Change in Control or Potential Change in Control involves a change in the ownership of the Company and the successor entity does not provide benefits of equal or greater value at the time of the transaction, the Participant’s Award(s) shall automatically vest upon the close of the Change in Control or Potential Change in Control transaction. For purposes of the Plan, “termination of employment” means a separation from service as defined in Code Section 409A, as amended.”

9.    Potential Change in Control: In order to make the Plan’s definition of a Potential Change in Control consistent with other Company plans, the reference to 20% in Section 11.(B)(3)(b) is hereby changed to 30%.

10.    Effective Date; Construction: This amendment shall be deemed to be a part of the Plan as of the shareholder approval date. In the event of any inconsistency between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.

/s/ James A. Yano
James A. Yano, Vice President

May 15, 2013
Date